Exhibit 99

Viad Corp Announces 2009 First Quarter Results

Income of $0.07 Per Share

PHOENIX--(BUSINESS WIRE)--May 1, 2009--Viad Corp (NYSE:VVI) today announced first quarter 2009 revenue of $240.9 million, segment operating income of $6.7 million, and income of $1.5 million, or $0.07 per diluted share. This compares to 2008 first quarter income of $16.7 million, or $0.81 per share, and the company’s prior guidance of $0.18 to $0.33 per share. The shortfall from guidance was driven mainly by larger than expected declines in same-show revenues at GES resulting from the downturn in the trade show industry, as well as additional restructuring charges.

Paul B. Dykstra, chairman, president and chief executive officer, said, “We faced considerable headwinds during the first quarter. A significant and abrupt pull back in trade show spending led to a larger than expected same-show revenue decline at GES, and our first quarter results fell short of guidance. We had assumed a same-show revenue decline of about 10 percent in our prior guidance, but actual 2009 first quarter same-show revenues dropped 20 percent, a much greater magnitude than in past recessions. The combination of the broader economic recession, negative show rotation of $31 million in revenue, and unfavorable currency translation of roughly $15 million resulted in a revenue decline of $94.5 million, or 28.2 percent, versus the 2008 first quarter. We have taken proactive and aggressive actions at every level of the company to significantly reduce costs in anticipation of revenue pressures. And we will continue to improve our cost structure, increase productivity, deliver high-quality customer service and capture market share during 2009.”

First Quarter 2009 Financial Highlights

Highlights of the 2009 first quarter, compared to first quarter 2008 results, are presented below.

	Q1 2009	Q1 2008	Change
	($ in millions)
Revenue	$240.9	$335.4	-28.2%
Segment operating income	$6.7	$28.6	-76.7%
Operating margins (Note A)	2.8%	8.5%	-570 bps
Net income	$1.4	$16.6	-91.7%
Net income attributable to Viad (Note B)	$1.5	$16.7	-91.0%
Adjusted EBITDA (Note C)	$9.2	$34.0	-73.0%
Cash outflow from operations	$(16.0)	$(21.1)	24.1%
Free cash outflow (Note C)	$(27.5)	$(34.0)	19.2%
(A)	For operating margins, the change from the prior year period is presented in basis points.

(B)	Net income attributable to Viad represents the total consolidated net income adjusted for the portion of such income or loss related to a 20 percent non-controlling interest in Glacier Park, Inc.

(C)

Adjusted EBITDA is defined by Viad as net income attributable to Viad before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Free cash flow is also used by management to assess the company’s ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of net income attributable to Viad to Adjusted EBITDA and of net cash used in operating activities to free cash outflow.

At the end of the first quarter 2009:

  Cash and cash equivalents were $118.2 million.
  Debt totaled $14.0 million, with a debt-to-capital ratio of 2.9 percent.

Also relating to the first quarter 2009:

  Viad recorded restructuring charges of $2.7 million ($1.7 million after-tax or $0.08 per diluted share) related to the rationalization of certain positions in connection with the integration of Becker Group and Exhibitgroup/Giltspur and the consolidation of certain leased office space.

GES Exposition Services (GES)

For the first quarter of 2009, GES’ revenue was $205.6 million with operating income of $16.4 million. As compared to the 2008 first quarter, operating income declined $19.5 million on a revenue decline of $80.0 million or 28.0 percent, which was driven primarily by contraction in the exhibition and event industry, negative show rotation of $31 million in revenue and unfavorable currency translation of approximately $12 million in revenue. GES’ revenue from base same-shows (shows that occur in the same city and same quarter every year) was down 20 percent for the 2009 first quarter as compared to negative 6 percent in the 2008 fourth quarter and Viad’s prior guidance for a decline of about 10 percent.

Dykstra said, “The severity of the recession on the exhibition and event industry is greater than we had previously anticipated. Although GES has not been affected by the cancellation of any major industry shows, there has been a notable decrease in the number of opportunities to win short-term bookings of smaller shows, and exhibitor participation in shows has declined at a faster rate than previous downturns. We are seeing fewer exhibitors at the shows, and a general decrease in spending by exhibitors that do participate. In anticipation of revenue pressures, GES began taking actions to reduce overhead costs during early 2008. Through continued efforts in this area, we expect to reduce full year overhead costs by over $25 million from 2008 and we are aggressively pursuing opportunities to drive significant productivity improvements.”

The anticipated overhead savings of over $25 million reflects reductions in semi-variable costs including wages, performance-based incentives and discretionary spending. During early 2008, with signs of slowing in the industry, GES began implementing overhead reductions, including a reduction in force. To date, more than 200 positions have been eliminated.

Additionally, during the 2009 first quarter, GES completed a thorough examination of its service delivery processes that identified a number of opportunities to increase operating efficiencies and decrease costs. GES is in the process of implementing the changes identified by this review and expects to begin realizing meaningful cost savings in 2010 that are anticipated to exceed $10 million.

Dykstra added, “While the exhibition and event industry is currently suffering from the economic downturn, we believe its long-term fundamentals are sound. Trade shows remain a vital and cost-effective means of transacting business, launching new products and connecting with customers. The industry has an established history of long-term growth. It has always emerged from recessions and resumed its upward trajectory. GES is focused on successfully managing through this recession to emerge even stronger by aggressively designing and implementing operating efficiencies throughout our operations that will result in significant cost savings while also pursuing every opportunity to achieve market share gains through new show wins and increased penetration into exhibitor discretionary spending.”

Experiential Marketing Services

Experiential Marketing Services segment revenue for the 2009 first quarter was $30.4 million, down $13.5 million or 30.7 percent as compared to 2008 first quarter revenue of $43.9 million. Segment operating results declined by $3.2 million to a loss of $7.3 million, as compared to a loss of $4.1 million in the 2008 first quarter.

Dykstra said, “First quarter operating results for the Experiential Marketing Services segment were in line with our prior guidance. The expected declines from 2008 were driven primarily by non-recurring client spend in the 2008 first quarter, a general decline in trade show marketing budgets and a shifting of some revenues to later quarters. Although it has been a tough market and visibility over future revenues remains poor, the Experiential Marketing Services segment continues to win new business and gain market share.”

Travel and Recreation Services

Travel and Recreation Services segment revenue for the 2009 first quarter was $4.9 million, as compared to $5.9 million in the first quarter of 2008. First quarter segment operating loss was $2.4 million, as compared to a loss of $3.1 million in the 2008 first quarter.

Dykstra said, “Due to its seasonal nature, the Travel and Recreation Services segment generates less than 10 percent of its full year revenues during the first quarter. Our main focus during this time is on preparing for the busy summer season and controlling costs. We look forward to this segment’s positive contributions to operating income during the second and third quarters.”

2009 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Full Year 2009

2009 full year income is currently expected to be in the range of $0.60 to $0.85 per diluted share. The revision from Viad’s prior guidance of $1.15 to $1.35 per share reflects a reduced revenue outlook for GES as well as additional first quarter restructuring charges in the Experiential Marketing Services segment. The decrease from 2008 income before other items of $2.28 per share is expected to be driven mainly by lower trade show marketing spending and decreased tourism demand as a result of the broader economic recession, as well as negative annual show rotation revenue of about $85 million at GES. Additionally, Viad’s 2009 income per share is expected to be negatively impacted by approximately $0.18 per share due to unfavorable currency translation and approximately $0.06 per share related to lower net interest income as compared to 2008. Viad’s guidance also includes first quarter restructuring charges of $2.7 million ($1.7 million after-tax, or $0.08 per share) related to the rationalization of certain positions in connection with the integration of Becker Group and Exhibitgroup/Giltspur and the consolidation of certain leased office space. Additional charges may arise as the company continues to evaluate and adjust its cost structure.

Full year revenue is expected to decrease by 20 percent to 25 percent from 2008 revenues of $1.1 billion as a result of:

  negative annual show rotation of about $85 million, including exhibitor discretionary revenue on the rotating shows (roughly 7.5 percent revenue decline);
  unfavorable currency translation of approximately $45 million (roughly 4 percent revenue decline); and
  reduced demand for marketing and tourism services due to the economic recession, partially offset by market share gains (8.5 percent to 13.5 percent revenue decline).

Full year operating income is expected to decrease by 55 percent to 65 percent from 2008 operating income of $82.0 million as a result of the decline in revenues, partially offset by cost reductions.

Additional full year 2009 guidance is as follows:

  Foreign Exchange Rates – Exchange rates are assumed to approximate $0.82 U.S. Dollars per Canadian Dollar and $1.45 U.S. Dollars per British Pound.
  GES – Revenue is expected to decrease by 23 percent to 27 percent from 2008, driven by negative annual show rotation revenue of about $85 million, unfavorable currency translation of approximately $27 million and the assumption that same-show revenue will decline by roughly 20 percent. Operating margins are expected to be in the range of 3.5 percent to 4 percent, reflecting aggressive cost reduction efforts to help offset the revenue decline.
  Experiential Marketing Services – Revenue is expected to decline by $25 million to $35 million (11 percent to 16 percent) from 2008, driven by unfavorable currency translation of approximately $11 million and reductions in existing client spend, partially offset by continued market share gains. Operating income is expected to decline by $6.0 million to $9.0 million.
  Travel and Recreation Services – Revenue is expected to decrease by 15 percent to 20 percent from 2008, driven by unfavorable currency translation of approximately $8 million as well as declines in tourism within Western Canada. Operating margins are expected to approximate 23 percent.

  Show Rotation – The quarterly show rotation pattern for GES is expected to be as follows: negative $31 million in the first quarter; negative $10 million in the second quarter; negative $60 million in the third quarter; and positive $10 million in the fourth quarter. At Exhibitgroup/Giltspur, show rotation is expected to positively impact second quarter revenues by about $11 million and negatively impact third quarter revenues by about $13 million. Show rotation refers to shows that occur less frequently than annually and annual shows that shift quarters from one year to the next.
  Effective Tax Rate - The effective tax rate is expected to be in the range of 38.0 percent to 39.0 percent, as compared to the 2008 effective tax rate on income before other items of 37.4 percent.

Second Quarter 2009

For the second quarter, Viad’s income per diluted share is expected to be in the range of $0.17 to $0.32. This compares to income before other items of $0.59 per share in the 2008 second quarter. Revenue is expected to be in the range of $210 million to $230 million as compared to the 2008 amount of $277.2 million. Segment operating income is expected to be in the range of $7.0 million to $12.0 million, as compared to $21.1 million in the 2008 second quarter. The declines from 2008 are expected to be driven primarily by an approximate $17 million revenue decline due to unfavorable currency translation and expected declines in trade show marketing spend.

Implicit within this guidance, are the following segment revenue and operating income expectations.

	Segment Revenue			Segment Operating Income
	Low End		High End	Low End		High End
	($ in millions)

GES	$135.0	to	$145.0	$4.0	to	$7.0
Experiential Marketing Services	$59.0	to	$65.0	$-	to	$2.0
Travel & Recreation	$17.0	to	$19.0	$2.5	to	$3.5

Summary

Dykstra said, “As a result of the significant and abrupt pull back in trade show spending and larger than expected same-show revenue decline of 20 percent at GES during the first quarter, we are approaching the rest of the year with greater caution and a reduced outlook. Our Travel and Recreation businesses are getting ready for their peak seasons. Based on feedback from Brewster’s tour operator clients in various international markets, we are expecting a marked decline in group tour volume as compared to 2008. Overall, there is much uncertainty in the marketplace, and our current guidance for 2009 reflects our best estimates based on information available at this time. As we progress through the year, we will continue to evaluate additional opportunities to reduce costs and improve efficiencies.”

Dykstra added, “Even in this tough environment, however, we expect opportunities. Our leading market positions, talented and hard-working employees, culture of innovation and integrity, and financial strength are key advantages for us relative to many of our competitors. We fully intend to capitalize on those advantages. All of our companies are focused not only on reducing costs but also on increasing service levels, winning new business and increasing market share. The near-term will clearly be difficult. But the long-term fundamentals of our businesses remain strong. Our goal right now is clear. Do the best job possible to manage through the downturn while positioning our businesses to emerge from this recession even stronger. We remain committed to driving long-term growth and shareholder value. And our strong balance sheet affords us the strength to weather the uncertainties of this economic storm. We remain committed to delivering substantial shareholder value and growing our earnings over the long term.”

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2009 results on Friday, May 1, 2009 at 9 a.m. (ET). To join the live conference call (800) 857-5472, passcode “Viad” or access the Web cast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-2236 (no passcode required) or visit the Viad Web site and link to a replay of the Web cast.

Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services, Exhibitgroup/Giltspur, Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2009	2008	%

Revenues (Note A)	$240,949	$335,445	-28.2%

Segment operating income (Note A)	$6,667	$28,580	-76.7%
Corporate activities	(1,503)	(2,434)	38.2%
Restructuring charges (Note B)	(2,732)	-	**
Net interest income (expense)	(159)	637	**
Income before income taxes	2,273	26,783	-91.5%
Income tax expense	(901)	(10,190)	91.2%
Net income	1,372	16,593	-91.7%
Net loss attributable to noncontrolling interest	131	152	13.8%
Net income attributable to Viad	$1,503	$16,745	-91.0%

Diluted income per common share:
Net income attributable to Viad common shareholders	$0.07	$0.81	-91.4%

Basic income per common share (Note C):
Net income attributable to Viad common shareholders	$0.07	$0.81	-91.4%

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	19,893	20,196	-1.5%

Weighted-average outstanding and potentially dilutive shares	20,139	20,612	-2.3%

** Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A) Reportable Segments
		Three months ended March 31,
	(000 omitted)	2009	2008	%

	Revenues:
	GES Exposition Services	$205,646	$285,675	-28.0%
	Experiential Marketing Services	30,416	43,918	-30.7%
	Travel and Recreation Services	4,887	5,852	-16.5%
		$240,949	$335,445	-28.2%

	Segment operating income (loss):
	GES Exposition Services	$16,393	$35,848	-54.3%
	Experiential Marketing Services	(7,322)	(4,121)	-77.7%
	Travel and Recreation Services	(2,404)	(3,147)	23.6%
		$6,667	$28,580	-76.7%

(B)

Restructuring Charges — In the first quarter of 2009, Viad recorded restructuring charges of $2.7 million ($1.7 million after-tax) related to the rationalization of certain positions in connection with the integration of Becker Group and Exhibitgroup/Giltspur and the consolidation of certain leased office space.

(C)	Basic Earnings per Share — In the first quarter of 2009, Viad adopted FSP EITF 03-6-1 which affects Viad's basic earnings per share. Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

		Three months ended March 31,
	(000 omitted, except per share data)	2009	2008

	Net income attributable to Viad	$1,503	$16,745
	Less: Allocation to nonvested shares	(37)	(344)
	Net income allocated to Viad common shareholders
		$1,466	$16,401

	Weighted-average outstanding shares	19,893	20,196

	Basic income per common share attributable to Viad common shareholders

		$0.07	$0.81

VIAD CORP AND SUBSIDIARIES
TABLE TWO - ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended March 31,
(000 omitted)	2009	2008	%

Adjusted EBITDA:
Net income attributable to Viad	$1,503	$16,745	-91.0%
Interest expense	420	463	9.3%
Income tax expense	901	10,190	91.2%
Depreciation and amortization	6,365	6,628	4.0%
Adjusted EBITDA	$9,189	$34,026	-73.0%

	Three months ended March 31,
(000 omitted)	2009	2008	%

Free Cash Flow:
Net cash used in operating activities	$(16,039)	$(21,137)	24.1%
Less:
Capital expenditures	(10,604)	(12,043)	11.9%
Dividends paid	(824)	(828)	0.5%
Free cash outflow	$(27,467)	$(34,008)	19.2%

CONTACT:
Viad Corp
Carrie Long, Investor Relations, 602-207-2681
clong@viad.com